Exhibit 10.12

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE is made as of this                     day of                     , 2011 between RB KENDALL FEE, LLC, a Delaware limited liability company having a mailing address c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts (“Landlord”) and IDENIX PHARMACEUTICALS, INC., having a mailing address at 60 Hampshire Street, Cambridge, Massachusetts 02139 (“Tenant”).

BACKGROUND:

A. Reference is made to an Indenture of Lease dated June 8, 2005 by and between One Kendall Square Associates, LLC, the predecessor in title to Landlord, and Tenant, as amended by a First Amendment of Lease dated July 24, 2006, Second Amendment of Lease dated September 7, 2006, Third Amendment of Lease dated July 23, 2009, and Fourth Amendment to Lease dated June 29, 2010, (the “Lease”), demising approximately 22,496 s.f. of rentable square feet of space on a portion of the fourth and fifth floors of Building No. 1400, One Kendall Square, Cambridge, Massachusetts (the “Premises”) Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the present holders of the lessor and lessee interest, respectively, in the Lease.

C. Tenant has presented Landlord with a Recapture Offer and in lieu of a recapture Landlord and Tenant agree to the alternative terms set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant hereby mutually agree as follows:

1. Termination. In the event Landlord enters into a lease with another tenant, no later than November 29, 2011, demising the Premises (the “New Tenant Lease”), then the Lease and Tenant’s use and occupancy of the entirety of the Premises shall be, and hereby is, terminated effective as of December 31, 2011 (the “Effective Date”). As of the Effective Date, Tenant shall have no further leasehold or other right, title, or interest in or to the Premises pursuant to the Lease or otherwise and Tenant shall have no further obligations to Landlord under the Lease; provided however, Tenant shall remain liable to Landlord pursuant to the Lease for any and all amounts due and payable or accrued on or before the Effective Date and for any amounts incurred by Landlord or due and payable under the Lease in the event Tenant fails to quit and deliver up the Premises on or before the Effective Date, and for any failure to surrender the Premises as required under the Lease, as amended hereby.

2. Sublease Consent Alternative. In the event Landlord does not enter into the New Tenant Lease by November 29, 2011, then the Lease shall not terminate but shall remain in full force and effect. In such an event, Landlord agrees to undertake the following on or before December 1, 2011: (i) consent to (A) a sublease by Tenant of the Premises to Inspiration Biopharmaceuticals, Inc. (“Inspiration”) in substantially the form of Sublease Agreement (which Landlord has previously reviewed and approved), a copy of which is attached hereto as Exhibit A, and (B) the License of a portion of the Premises back to Tenant by Inspiration from and after effective date of the Sublease Agreement (which Landlord has previously reviewed and approved), a copy of which is attached hereto as Exhibit B and (ii) execute and deliver the Consent to Sublease in substantially the form attached hereto as Exhibit C.

3. Termination Payment. In the event the Lease is terminated as set forth in paragraph 1 above and in consideration for Landlord’s releasing Tenant from its future obligations under the Lease, Tenant shall pay to Landlord the sum Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Termination Payment”), $300,000.00 of which shall be paid on or before the Effective Date and the remaining $300,000.00 to be paid on or before March 31, 2012. The provisions of this paragraph 3 shall survive the termination of the Lease.

4. Yield-Up. In the event the Lease is terminated as set forth in paragraph 1 above, then on or before the Effective Date, Tenant shall quit, vacate and yield-up the Premises in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment and otherwise in accordance with the terms and conditions of the Lease. Tenant shall repair or cause to be repaired at its cost any damage to the Premises caused by Tenant’s removal of its personal property or equipment from the Premises.

5. Representations and Warranties. Tenant hereby represents and warrants that as of the date hereof and as of the Effective Date, if applicable, (a) Tenant is the sole holder of the lessee’s interest in the Lease and/or the Premises, (b) no person, firm or entity has any right, title or interest in the Lease and/or the Premises by or through Tenant, (c) Tenant (and the undersigned signatory) has the full right, legal power and actual authority to enter into this Amendment and, if applicable, to terminate the Lease and Tenant’s occupancy of the Premises without the consent of any person, firm or entity, (d) there are no other contracts or obligations of Tenant relating to Tenant’s use or occupancy of the Premises that shall in any way be binding upon Landlord or survive the termination of the Lease and/or Tenant’s occupancy of the Premises, including without limitation, utility service contracts, maintenance contracts, subleases or license agreements. Tenant shall indemnify, protect, defend and hold harmless Landlord and its agents, employees and partners from and against any and all claims, damages, costs, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with any claim(s) as a result of any inaccuracy of these representations and warranties. The indemnification obligation set forth in this Paragraph 5 shall survive the Effective Date.

6. Holdover. In the event of a termination of the Lease as set forth herein and Tenant fails to comply with the terms and conditions of this Amendment and surrender the Premises (as required under the Lease) by the Effective Date, in addition to all other remedies available under the Lease, Tenant shall be liable to Landlord for the payment of a holdover fee in the amount of $5,300 per day, or portion thereof, that Tenant so holds over or occupies the Premises (or is deemed to holdover as a result of its failure to remove its property and otherwise surrender the Premises as required hereunder) with such holdover otherwise on the terms and conditions as set forth in the Lease. At Landlord’s option, Landlord may also cause all Tenant’s personal property to be removed from the Premises and may take all necessary and appropriate action to remove Tenant from the Premises with process of law. If Tenant fails to remove all Tenant’s personal property from the Premises as set forth above, such Tenant’s property shall be deemed abandoned and Landlord shall have the right, but shall not be obligated, to perform such removal and dispose of same, at Tenant’s sole cost and expense.

7. Further Assurances. In the event of a termination of the Lease as set forth above, Tenant shall execute and deliver further instruments and take such other action as the Landlord may reasonably require to more effectively effectuate the terms and conditions of this Amendment.

8. Multiple Counterparts. This Amendment may be executed in one or more counterparts, and by different parties on separate counterparts, and by facsimile or other electronic means, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9. Severability. If any term, condition or covenant contained in this Amendment is found or determined to be unenforceable or void, such a finding or determination shall not affect the enforceability of the remaining terms, conditions or covenants contained in this Amendment, which shall remain valid and enforceable.

EXECUTED as a sealed instrument as of the date written above.

LANDLORD:	TENANT:

RB KENDALL FEE LLC	IDENIX PHARMACEUTICALS, INC.

By:	By:
Name: Robert L. Beal	Name:
Title: Authorized Signatory	Title:

EXHIBIT A

SUBLEASE AGREEMENT

See attached.

EXHIBIT B

LICENSE AGREEMENT

See attached.

EXHIBIT C

CONSENT TO SUBLEASE

This Consent to Sublease (this “Consent”), dated as of                     , 2011, is entered into by and among IDENIX PHARMACEUTICALS, INC., a Delaware corporation with a principal office at 60 Hampshire Street, Cambridge, Massachusetts 02139 (“Sublandlord”), INSPIRATION BIOPHARMACEUTICALS, INC., a Delaware corporation, having an address at 28002 Cabot Road, Suite 300, Laguna Niguel, CA 92677 (“Subtenant”), and RB KENDALL FEE, LLC, with a principal office c/o The Beal Companies LLP, 177 Milk Street, Boston, Massachusetts 02109 (“Landlord”).

Landlord is the owner of certain property located at One Kendall Square in Cambridge, Massachusetts, a portion of which, consisting of approximately 22,496 s.f. of rentable square feet of space on a portion of the fourth and fifth floors of Building No. 1400, One Kendall Square, Cambridge, Massachusetts (the “Premises”), has been leased to Sublandlord under an Indenture of Lease dated June 8, 2005 by and between One Kendall Square Associates, LLC, the predecessor in title to Landlord, and Sublandlord, as tenant, as amended by a First Amendment of Lease dated July 24, 2006, Second Amendment of Lease dated September 7, 2006, third Amendment of Lease dated July 23, 2009, and Fourth Amendment of Lease dated June 29, 2010 (as same has been amended, the “Lease”).

Sublandlord wishes to sublease the Premises (the “Subleased Premises”) to Subtenant pursuant to a Sublease Agreement, dated as of                     , a true, accurate and complete copy of which is attached hereto as Exhibit A (the “Sublease”).

Subtenant has agreed to allow Sublandlord to continue using a portion of the Subleased Premises following the effective date of the Sublease pursuant to the terms and conditions set forth in the License between Subtenant, as licensor, and Sublandlord, as licensee, a true, accurate and complete copy of which is attached hereto as Exhibit B (the “License”).

Pursuant to the Lease, Sublandlord, as the tenant thereunder, may not sublet the Premises without first obtaining Landlord’s written approval and the Subtenant may not enter into the License without first obtaining Landlord’s written approval .

In consideration of their mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

1.	Subtenant understands and agrees that the Sublease is in fact a sublease of Sublandlord’s interest in the Lease; and notwithstanding anything to the contrary contained in the Sublease, the Sublease is subject to (a) all of the terms, agreements, covenants and provisions of the Lease, (b) all matters of record including any prior ground lease and/or prior mortgage, and (c) all applicable laws, ordinances, rules and regulations, and is subordinate thereto. Subject to Section 8 below, in the event the Lease shall expire or be canceled, terminated, forfeited, for any reason, the term of the Sublease and the License shall automatically terminate as of the date of such cancellation or termination. Neither the Lease, the Sublease nor this Consent shall grant or be deemed to grant Subtenant any rights whatsoever against Landlord, notwithstanding anything to the contrary contained in the Sublease. Subject to Section 8 below, Subtenant hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights under the Sublease in connection with the Subleased Premises or the Sublease shall be solely against Sublandlord and that Subtenant shall have no right or remedy against Landlord in such event. This Consent shall not be deemed to change, modify or amend the Lease in any manner.

2.

Subtenant covenants that, notwithstanding any provision(s) of the Sublease to the contrary, Subtenant shall not commit, or suffer to be committed, any act or omission in violation of the provisions of the Lease and that any such act or omission of Subtenant shall also constitute a breach of this Consent and shall entitle Landlord to recover any damage, loss, cost or expense which it thereby suffers, from Sublessee, whether or not Landlord proceeds against Sublandlord, and Subtenant agrees directly with Landlord to be bound by all the obligations of the Sublandlord thereunder with respect to the Subleased Premises subleased by Subtenant, with the exception of rent and additional rent which is governed by the Sublease and except for any obligations of Sublandlord with respect to (a) Tenant’s Work (as defined in Section 3.1(h) of the Lease), (b) Section 29.3 of the Lease, (c) Section 29.13 of the Lease, (d) Section 29.19 of the Lease, (e) Section 29.20 of the Lease and (f) the removal and maintenance of any signage under Exhibit 4 to the Lease (Subtenant agreeing it has no rights under the foregoing provisions). Sublessee hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Lease. The execution of this Consent by Landlord shall in no way constitute any representation or warranty whatsoever by Landlord, express or implied, relating to the Lease, the Premises, the Sublease, the Subleased Premises or any other matter relating to Sublandlord’s or Subtenant’s tenancy, including, without limitation, the physical condition or square footage of the Premises or the Subleased Premises, and Sublandlord and Subtenant acknowledge and agree that they are not relying on any such representation or warranty in entering into the Sublease or this Consent or in consummating the transactions contemplated by the Sublease. Without limiting the generality of the foregoing, Sublandlord and Subtenant specifically acknowledge and agree that Landlord is not a party to the Sublease and, notwithstanding anything to the contrary contained in the Sublease, Landlord is not bound by any of the terms contained in the Sublease, including, without limitation, any of the covenants, representations, warranties, duties and obligations contained therein.

3.	The consent given by Landlord in this Consent shall not be deemed to create any obligations on the part of Landlord with respect to the Sublease or the Subleased Premises, or constitute any consent to any further sublease or assignment, or release Sublandlord of any of its obligations under the Lease. Sublandlord shall remain fully and primarily liable for the prompt and timely payment of all rent, additional rent and other charges under the Lease and for the timely performance of all of the tenant’s obligations under the Lease. Sublandlord shall be deemed to have waived any and all suretyship defenses.

4.	As a condition of Landlord’s consent hereunder, Sublandlord shall reimburse Landlord, within thirty (30) days of receipt of Landlord’s invoice with reasonable supportive evidence, for any reasonable costs (including all attorney’s fees) that Landlord incurred in connection with the consideration of the consent contained herein.

5.	As a further condition of Landlord’s consent, Sublandlord shall pay to Landlord fifty percent (50%) of any Net Sublease Profit (as defined in Section 16(d) of the Lease) in accordance with the terms of Section 16(d) of the Lease.

6.	Subject to the terms and conditions of this Consent, Landlord hereby consents to the sublease of the Premises to Subtenant pursuant to the Sublease, (ii) Sublandlord’s grant to Subtenant of the right to use in common with others entitled thereto twenty-two (22) parking spaces in the one Kendall Square Garage, pursuant to the terms of the Lease, and (iii) the use of a portion of the Subleased Premises pursuant to the License. Landlord agrees to facilitate, at no cost to Landlord, the transfer of such parking spaces to Subtenant, including the issuance of access cards or any other requirements of Landlord that are necessary to gain access to said parking garage.

7.	This Consent is given and conditioned upon all of the following additional terms, conditions and agreements:

A. This Consent shall not be deemed Landlord’s consent to any work or alterations of the Subleased Premises or any signage, all of which require the Landlord’s prior written consent pursuant to the terms of the Lease.

B. Simultaneously with the execution of this Consent, Subtenant shall deliver to Landlord a certificate or certificates of insurance confirming that the required insurance is in force and all premiums are current, and naming Landlord (and any other additional parties as Landlord may reasonably request) as additional insured. The foregoing in no way relieves Sublandlord of its insurance obligations under Section 15 of the Lease.

C. Landlord shall promptly be provided with copies of all written notices given or received by either Sublandlord or Subtenant under the Sublease.

D. Except in the case of an emergency situation, all communications or requests, written or oral, which Subtenant desires to make to Landlord regarding the Lease, the Premises or any portion thereof, or services, operations and management of the property, shall be communicated and made to Landlord solely by and through Sublandlord.

E. Sublandlord and Subtenant each hereby confirm and agree that Subtenant does not have the right to sublet its interests in the Subleased Premises or to assign its rights under the Sublease, except as provided in Section 16(b) of the Lease.

F. Notwithstanding anything in the Sublease to the contrary, any rights under the Lease to extend the term may be exercised solely by Sublandlord and solely in accordance with the terms and conditions of the Lease.

8. Notwithstanding anything in this Consent to the contrary, at Landlord’s sole option and provided Landlord agrees to recognize and not disturb Subtenant’s tenancy of the Subleased Premises, provided Tenant is not in default under the terms of the Lease or Sublease, Subtenant agrees to attorn to Landlord and to recognize Landlord as Subtenant’s landlord under the Sublease, under the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except that Landlord shall not be bound by any provision of the Sublease which in any way increases Landlord’s duties, obligations or liabilities to Subtenant beyond those owed to Sublandlord under the Lease (unless Landlord has expressly agreed to same in writing). Subtenant agrees to execute and deliver at any time and from time to time, upon the reasonable request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment, which such instruments shall include a recognition by Landlord of Subtenant’s tenancy as aforesaid. Landlord shall not (a) be liable to Subtenant for any act, omission or breach of the Lease or Sublease by Sublandlord, (b) be subject to any offsets or defenses which Subtenant might have against Sublandlord, (c) be bound by any rent or additional rent which Subtenant might have paid in advance to Sublandlord, (d) be bound by any changes or modifications made to the Sublease without the written consent of Landlord or (e) be bound to honor any rights of Subtenant in any security deposit made with Sublandlord except to the extent Sublandlord has turned over such security deposit to Landlord. Sublandlord hereby agrees that in the event of the termination of the Lease, Sublandlord shall immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Sublandlord. In the event of attornment hereunder, Landlord’s liability shall be limited to matters arising during Landlord’s ownership of the building in which the Subleased Premises are located (the “Building”), and in the event that Landlord (or any successor owner) shall convey or dispose of the Building to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Consent or the Sublease to be performed by Landlord which first arise after the date of conveyance, including the return of any security deposit, and Subtenant shall attorn to such other party, provided such party agrees to recognize Subtenant and not disturb Subtenant’s tenancy under the sublease, provided Subtenant is not in default only the terms of the Lease or Sublease, and Landlord (or such successor owner) shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Subtenant for any default by Landlord under this Consent or the Sublease after such attornment, or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Subleased Premises, shall be limited to the interest of the Landlord in the Building. Under no circumstances shall any present or future trustee, beneficiary, member, manager, shareholder, director, officer, principal, partner, employee or general partner of Landlord or Subtenant have any liability for the performance of Landlord’s or Subtenant’s, as the case may be, obligations under this Consent or the Sublease.

9. In addition to Landlord’s rights under this Consent, in the event Sublandlord is in default under any of the terms and provisions of the Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Sublandlord by Subtenant pursuant to the Sublease, and upon receipt of Landlord’s notice, Subtenant shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease and Sublandlord shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter become due from Tenant. Neither the service of such written notice nor the receipt of such direct payments shall cause Landlord to assume any of Sublandlord’s duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease, nor subsequently to accept Subtenant’s attornment pursuant to Section 8 hereof. Sublandlord agrees to hold any and all payments due under the Sublease as a trust fund to be applied first to the satisfaction of all of Sublandlord’s obligations under the Lease and hereunder before using any part thereof for any other purpose. Sublandlord hereby specifically consents to the terms and conditions of this Section 9 and agrees that Subtenant shall have no liability to Sublandlord for any payments made by Subtenant to Landlord at the direction of Landlord.

10. Sublandlord and Subtenant agree, jointly and severally, to indemnify and hold Landlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorney’s fees, incurred as a result of a claim by any person or entity (i) that is entitled to a commission, finder’s fee or like payment in connection with the Sublease or (ii) relating to or arising out of the Sublease or any related agreements or dealings.

11. Sublandlord hereby certifies that the Lease is in full force and effect, that there have been no modifications or amendments thereto (except as set forth herein), that all rent, additional rent and other payments due under the Lease as of the date hereof have been paid by Sublandlord, and, as of the date hereof, to the Sublandlord’s knowledge, after due inquiry, there exists no default (or set of facts or circumstances that with the giving of notice and/or the passage of time would be a default) under the Lease and that Sublandlord has no offsets, defenses, claims, or counterclaims against Landlord with respect to the Lease or otherwise. Landlord hereby represents and warrants to Subtenant that, to the best of Landlord’s knowledge, there exists no default, on the part of Sublandlord under the Lease, which, with the giving of notice or the passage of time, or both, would constitute such a default of the Lease.

12. If there is any legal action or proceeding to enforce or interpret any provision of this Consent or to protect or establish any right or remedy of any party hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party as finally determined by a nonappealable decision of a court of competent jurisdiction, all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by such prevailing party in such action or proceeding, in enforcing such judgment, and in connection with any appeal from such judgment.

13. This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

[Signatures Appear on Following Page]

Executed under seal as of the above-written date.

SUBTENANT:	SUBLANDLORD:

INSPIRATION BIOPHARMACEUTICALS, INC.	IDENIX PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:
Duly authorized	Duly authorized

LANDLORD:

RB KENDALL FEE, LLC

By:
Robert L. Beal
Its authorized signatory

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